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                     July 2, 2020

       Adam Holland
       Chief Financial Officer
       TIVITY HEALTH, INC.
       701 Cool Springs Blvd
       Franklin, TN. 37067

                                                        Re: TIVITY HEALTH, INC.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed on February
27, 2020
                                                            File No. 0000704415

       Dear Mr. Holland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences